GOLDEN NUGGET, INC. ANNOUNCES EXTENSION OF TENDER OFFER FOR ITS 8.75% SENIOR SECURED NOTES DUE
2011

(Las Vegas, NV June 13, 2007) – Golden Nugget, Inc. announced today that it has extended the expiration date of the previously announced cash tender offer and consent solicitation for its outstanding 8.75% Senior Secured Notes due 2011 (the “Notes”). The tender offer and consent solicitation will now expire at 9:00 a.m., New York City time, on June 14, 2007, unless terminated or further extended.

As of 5:00 p.m., New York City time, on the previously scheduled expiration date of June 12, 2007, tenders and consents had been received with respect to $149.5 million aggregate principal amount of the Notes (approximately 96.5% of the total outstanding principal amount).

Wachovia Securities is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent and tender agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer and consent solicitation may be directed to the Wachovia Securities Liability Management Group, telephone number 866-309-6316 (toll free) and 704-715-8341 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to D.F. King & Co., Inc., telephone number 800-758-5378 (toll free) and 212-269-5550 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on Golden Nugget’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond Golden Nugget’s control. A statement containing a projection of revenues, income, earnings per share, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, or Golden Nugget’s inability to continue its expansion strategy. Golden Nugget may not update or revise any forward-looking statements made in this press release.

CONTACT: Wachovia Securities’ Liability Management Group

(866) 309-6316 or (704) 715-8341

or

D.F. King & Co.

(800) 758-5378 or (212) 269-5550